Exhibit 10.1

October 30, 2025

Mr. Lakhbir S. Lamba

568 Macleod Drive

Gibsonia, PA 15044

Dear Lakhbir,

This offer letter agreement (the “Offer Letter”) describes certain specific components of the terms of employment offered to you (or the “Executive”) by Regional Management Corp. (the “Corporation”) for the position of President and Chief Executive Officer. Please let me know if you have any questions about any of these terms:

Section 1.
Position: President and Chief Executive Officer, reporting to the Board of Directors (the “Board”) of the Corporation.
Section 2.
Employment Commencement; Employment At Will: Executive’s employment will commence on or about November 10, 2025 (the “Commencement Date”). Executive’s employment will be at will and can be terminated by the Corporation or Executive, at any time, for any reason or no reason, and with or without cause. Neither this Offer Letter nor any other oral or written representations may be considered a contract of employment for any specific duration or period of time.
Section 3.
Duties: Executive will be an employee of, and serve as the President and Chief Executive Officer of, the Corporation and designated subsidiaries and will report directly to the Board. In such capacity, Executive will perform such duties and exercise such powers that are consistent with the positions of President and Chief Executive Officer in accordance with the Corporation’s Second Amended and Restated By-laws and as are assigned to Executive by the Board. Executive agrees that to the best of his ability and experience he shall at all times conscientiously perform all of his duties and obligations under applicable law, applicable policies, practices, plans, and agreements of the Corporation, and the terms of the Offer Letter.
Section 4.
Appointment to the Board: The Board will appoint Executive to the Board effective as of (or as soon as practicable following) the Commencement Date and will nominate Executive for election as a director by the stockholders at the 2026 annual meeting of stockholders. Thereafter, subject to the Board’s exercise of its fiduciary duties with respect to Executive’s nomination for election and further subject to election by the stockholders for membership on the Board, Executive shall serve on the Board.
Section 5.
Activities During Employment Period: Executive will devote substantially all of his full business time, energy, ability, attention, and skill to his employment and to the Corporation’s business, and, absent prior written Board approval, Executive will not engage in any business activity, whether as an employee, investor, officer, director, consultant, independent contractor, or otherwise, that would interfere with his duties and responsibilities. Executive agrees to comply with all rules and policies established by the Corporation and its subsidiaries during his employment period, which may be amended from time to time at the Corporation’s discretion. Provided that the following activities do not interfere with Executive’s duties and responsibilities as President and Chief Executive Officer or violate any policies regarding ethics and conflicts of interest, Executive may (i) engage in charitable and community affairs, trade activities, and trade organizations, and teach and/or lecture, so long as such activities are consistent with his duties and responsibilities under the Offer Letter, (ii) manage his personal investments, and (iii) serve on the boards of directors of other companies, subject to the limitations, policies, and procedures set forth in the Corporation’s Corporate Governance Guidelines, with the Board’s prior written consent. In the performance of Executive’s duties to the Corporation, Executive will act in accordance with applicable laws, ordinances, regulations, professional standards, and rules of any governmental, regulatory, or administrative body, agent, or authority, any court or judicial authority, or any public, private, or industry regulatory authority.
Section 6.
Salary: Executive will be paid an annual base salary of $550,000, paid twice per month in accordance with the Corporation’s regular payroll practices, less FICA, state, and federal income tax withholding, and any other deductions required for elective benefits of his choosing. Executive’s position is considered exempt for purposes of federal wage and hour law, which means that Executive will not be eligible for overtime pay.
Section 7.
Signing Bonus: In lieu of participation in the Corporation’s short-term incentive program in 2025, the Corporation will pay Executive a signing bonus in the amount of $150,000 (less withholdings), payable within 30 days following the Commencement Date.
Section 8.
Short-Term Incentive Program: Beginning in 2026, Executive will be eligible to earn an annual cash incentive award with a target opportunity equal to 150% of his base salary (pro-rated for any partial year) and otherwise in accordance with the terms of the Corporation’s short-term incentive program, as approved from time to time by the Human Resources and Compensation Committee (the “Committee”) of the Board or the Board. Such annual cash awards shall be payable under, and be subject to the terms and conditions of, the Regional Management Corp. Annual Incentive Plan, as amended and restated, or any successor incentive plan.
Section 9.
Initial Equity Award: In lieu of participation in the Corporation’s long-term incentive program in 2025, the Corporation will provide to Executive a restricted stock award (“RSA”) having a grant date fair value of $350,000. This RSA will be subject to the Regional Management Corp. 2024 Long-Term Incentive Plan or successor stock plan (collectively, as each such plan may be amended and/or restated, the “Stock Plan”) and an RSA agreement, in such form as may be determined by the Committee. Notwithstanding the foregoing, in the Corporation’s discretion, the RSA may be subject to a stand-alone RSA agreement in form determined by the Committee intended to comply with the inducement grant exemption under NYSE Listed Company Manual Rule 303A.08, rather than being granted under the Stock Plan, but which award agreement will incorporate the terms and conditions of the Stock Plan. The RSA will be for such number of shares of the Corporation’s common stock as may be determined by dividing $350,000 by the closing price of the common stock on the grant date, which grant date shall be a date determined by the Committee to occur on or as soon as practicable after the Commencement Date. The RSA shall vest in equal installments on the first, second, and third anniversaries of the grant date, so long as Executive’s employment continues from the grant date until the applicable vesting date (or as otherwise provided in the applicable award agreement).
Section 10.
Long-Term Incentive Program: For 2026, the Corporation will provide to Executive long-term incentive awards having a grant date fair value totaling $2,500,000. These long-term incentive awards will be subject to the Stock Plan and any applicable award agreements in such forms as may be determined by the Committee; provided that, in the Corporation’s discretion, the awards may be subject to stand-alone award agreements in forms determined by the Committee that are intended to comply with the inducement grant exemption under NYSE Listed Company Manual Rule 303A.08, rather than being granted under the Stock Plan, but which award agreements will incorporate the terms and conditions of the Stock Plan. These awards will be allocated equally across long-term incentive award vehicles as follows:
(a)
Performance Restricted Stock Unit Award (“PRSU Award”). Subject to Executive’s continued employment, the Corporation will grant the PRSU Award at the time the Corporation makes 2026 long-term incentive awards to other members of senior management. The number of units subject to the PRSU Award will be calculated by dividing $1,250,000 by the fair value of each unit, calculated on or as close in time as practicable to the grant date of the award using a Monte

Carlo valuation model. The PRSU Award may vest on December 31, 2028, based upon the achievement of performance criteria established by the Committee and Executive’s continued employment with the Corporation (or as otherwise provided in the applicable award agreement). Vested units will be subject to a holding period ending on December 31, 2029.
(b)
Restricted Stock Award. Subject to Executive’s continued employment, the Corporation will grant an RSA at the time the Corporation makes 2026 long-term incentive awards to other members of senior management. The RSA will be for such number of shares of the Corporation’s common stock as may be determined by dividing $1,250,000 by the closing price of the common stock on the grant date. The RSA shall vest in equal installments on December 31, 2026, December 31, 2027, and December 31, 2028, so long as Executive’s employment continues from the grant date until the applicable vesting date (or as otherwise provided in the applicable award agreement).

Beginning in calendar year 2027, Executive will be eligible to participate in and receive long-term incentive awards under the Stock Plan as determined by the Committee in its discretion.

Section 11.
Severance Plan: Executive will be designated by the Committee as a participant in the Regional Management Corp. Executive Severance and Change in Control Plan (such plan, and any successor plan, as each such plan may be amended and/or restated, the “Severance Plan”). Executive’s participation in the Severance Plan is subject to Executive’s execution of a participation agreement under the Severance Plan in a form acceptable to the Committee. Executive’s Severance Multiple shall be 2.0 and CIC Severance Multiple shall be 2.0 (as such terms are defined in the Severance Plan).
Section 12.
Restrictive Covenants: Executive will be subject to, and agrees to abide by, certain confidentiality, non-competition, non-solicitation, non-disparagement, and other restrictive covenants as provided under the Severance Plan or other applicable plans, agreements, and/or policies.
Section 13.
Other Applicable Policies: Executive will be subject to, and agrees to abide by (and execute the acknowledgement forms for), additional policies applicable to all senior executives of the Corporation, including but not limited to the Corporation’s Stock Ownership and Retention Policy, Dodd-Frank Act Compensation Recoupment (Clawback) Policy, and Supplemental Compensation Recoupment (Clawback) Policy (or any successor policies, as each such policy may be amended and/or restated).
Section 14.
Performance and Salary Review: The Committee will review Executive’s performance in Executive’s role at least annually. Pending a satisfactory review, his compensation may be increased accordingly.
Section 15.
Insurance and Benefits: Executive will be eligible for the Corporation’s standard benefits available to all employees, including the Corporation’s medical, dental, 401(k), and disability plans. The Corporation may in its discretion amend, modify, or terminate its benefit plans and policies and the terms and conditions thereof at any time or from time to time.
Section 16.
Responsible Time Off: Executive will be entitled to participate in the Corporation’s Responsible Time Off Policy.
Section 17.
Expenses: Executive will be eligible for reimbursement of approved business expenses, in accordance with the Corporation’s policies as in effect from time to time.
Section 18.
Work Location; Relocation; Travel Expenses: Executive understands and agrees that he will be required to perform the duties and responsibilities of his position on a full-time basis from the

Corporation’s headquarters in Greer, South Carolina, although it is understood that he also will be required to travel in connection with the performance of his duties and responsibilities. Executive understands and agrees that he is required to relocate to, and reside in, the Greenville, South Carolina area on a full-time basis within twelve (12) months of the Commencement Date. Executive is eligible to receive relocation benefits in connection with his relocation to the Greenville, South Carolina area in accordance with the Corporation’s relocation policies for executive officers. Prior to Executive’s permanent relocation, the Corporation will promptly reimburse Executive for his reasonable commuting expenses to the Corporation’s headquarters from his current residence and his reasonable temporary living expenses in the Greenville, South Carolina area. For avoidance of doubt, prior to Executive’s permanent relocation, Executive will be entitled to reimbursement pursuant to the Corporation’s standard travel and business expense reimbursement policies.
Section 19.
Legal Review Expense: The Corporation will reimburse Executive for the cost of an attorney to review the Offer Letter, up to a maximum of $15,000.
Section 20.
Taxes; IRC Section 409A: All payments and benefits provided to Executive in connection with Executive’s employment with the Corporation shall be subject to all applicable taxes and withholdings. The intent of the parties is that payments and benefits under this Offer Letter comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted and administered in a manner intended to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Corporation for purposes of any payments under this Offer Letter which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Offer Letter shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Offer Letter or any other arrangement between Executive and the Corporation during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the date of Executive’s separation from service (or, if earlier, your date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Offer Letter shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred, and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Corporation makes no representation that any or all of the payments described in this Offer Letter will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Further, Executive acknowledges and agrees that the Corporation has made no representation or warranty regarding the tax consequences associated with the benefits described under this Offer Letter, the Executive agrees to pay any federal, state, and local taxes for which Executive may be personally liable as a result of the benefits under this Offer Letter, and the Corporation has no obligation to achieve any certain tax result for Executive.
Section 21.
Successors and Assigns: Executive may not assign or transfer his rights or delegate his duties, responsibilities, or obligations under this Offer Letter to any person, firm, or corporation without the prior written consent of the Corporation. This Offer Letter and all of the Corporation’s rights and obligations hereunder may be assigned, delegated, or transferred by the Corporation to any affiliate or subsidiary of the Corporation, or to any business entity which at any time by merger, consolidation, or otherwise acquires all or substantially all of the assets of the Corporation or to which the Corporation transfers all or substantially all of its assets. This Offer Letter shall inure to the benefit of and shall be binding upon the parties hereto, and any successors to or assigns of the Corporation.
Section 22.
Entire Agreement; Amendment; No Conflict: By signing this Offer Letter, Executive agrees that the terms in this Offer Letter constitute the entire agreement between the parties and supersede all other term sheet(s), agreements or understandings with respect to the subject matter hereof. This Offer Letter may be amended, modified, and/or terminated only by a written instrument signed by both parties hereto. This Offer Letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument. Executive is not aware of any conflict of interest or contractual or statutory obligation that would prevent Executive from becoming employed by the Corporation and performing the duties of the Corporation’s President and Chief Executive Officer.
Section 23.
Governing Law: This Offer Letter will be governed by and interpreted under the laws of the State of Delaware without regard to its conflict of laws principles. Executive and the Corporation knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Offer Letter, including any employment or statutory claim, shall be tried exclusively, without jury, and consent to personal jurisdiction in the state courts of Greenville, South Carolina or the United States District Court for the District of South Carolina situated in Greenville, South Carolina, as appropriate.

This offer is contingent upon Executive satisfactorily completing the appropriate background checks (criminal, civil, and license verification), credit check, and drug test required of all potential employees of the Corporation, and providing appropriate documentation to establish Executive’s authorization to work in the United States in accordance with applicable law.

To confirm that you agree to the terms stated in this Offer Letter, please sign the Offer Letter below and return it to me at your earliest opportunity.

Sincerely,

/s/ Steven J. Freiberg

Steven J. Freiberg

Chair, Human Resources and Compensation Committee

On behalf of the Board of Directors

Regional Management Corp.

The provisions of this Offer Letter and the terms of offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my employment is contingent upon the satisfactory completion of background, credit, and reference checks, and a pre-employment drug test.

Signature:	/s/ Lakhbir S. Lamba	Date:	11/3/2025
Name: Lakhbir S. Lamba